Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of U.S. Gold Corp. on Form S-3 of our report dated July 29, 2024, relating to the financial statements appearing in the Annual Report on Form 10-K of U.S. Gold Corp. for the year ended April 30, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Houston, TX

May 2, 2025